Filed Pursuant to Rule 433
Dated August 2, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate-Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	August 2, 2012

Settlement Date (Original Issue Date):	August 7, 2012

Maturity Date:	August 7, 2015

Principal Amount:	US$125,000,000

Price to Public (Issue Price):	100.00%

Underwriters Commission:	0.70%

All-in Price:	99.30%

Net Proceeds to Issuer:	US$124,125,000

Fixed Rate Provisions
Fixed Rate Period:	From and including August 7, 2012 to but excluding August 7, 2013

Re-Offer Yield:	1.125%

Fixed Interest Rate:	1.125%

Fixed Rate Interest Payment Dates:	November 7, 2012, February 7, 2013, May 7, 2013 and August 7, 2013

Day Count Convention:	30/360, Modified Following, Unadjusted

Filed Pursuant to Rule 433
Dated August 2, 2012
Registration Statement No. 333-178262

Floating Rate Provisions
Floating Rate Period:	From and including August 7, 2013 to but excluding the Maturity Date

Interest Rate Basis (Benchmark):	LIBOR, as determined by reference to Reuters

Index Currency:	U.S. Dollars

Spread (plus or minus):	Plus 0.525%

Index Maturity:	Three Months

Index Payment Period:	Quarterly

Floating Rate Interest Payment Dates:	Quarterly on each February 7, May 7, August 7 and November 7, beginning November 7, 2013 and ending on the Maturity Date

Initial Interest Rate:	To be determined two London Business Days prior to August 7, 2013

Minimum Interest Rate:	0.875% per annum

Interest Reset Periods and Dates:	Quarterly on each scheduled Floating Rate Interest Payment Date; provided that the initial Interest Reset Date shall be August 7, 2013

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date at the start of such Interest Payment Period

Day Count Convention:	30/360, Modified Following, Unadjusted

Business Day Convention:	New York

Method of Settlement:	Depository Trust Company

Trustee:	The Bank of New York Mellon

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Dates (if any):	Not Applicable

Call Notice Period:	Not Applicable

Filed Pursuant to Rule 433
Dated August 2, 2012
Registration Statement No. 333-178262

Put Dates (if any):	Not Applicable

Put Notice Period:	Not Applicable

CUSIP:	36962G6C3

ISIN:	US36962G6C31

Additional Terms:

Interest

Interest on the Notes for the period from and including August 7, 2012 to but excluding August 7, 2013 (the “Fixed Rate Period”) will be payable quarterly in U.S. Dollars on November 7, 2012, February 7, 2013, May 7, 2013 and August 7, 2013 (the “Fixed Rate Interest Payment Dates”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Fixed Rate Period, the interest on the Notes will be equal to 1.125% per annum. During the Fixed Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Interest on the Notes for the period from and including August 7, 2013 to but excluding the Maturity Date (the “Floating Rate Period”) will be payable in U.S. Dollars quarterly, in arrears, on each February 7, May 7, August 7 and November 7, beginning November 7, 2013 (each a “Floating Rate Interest Payment Date”); provided that, if any such day falls on a day that is not a Business Day, it will be postponed to the following Business Day and interest thereon will not continue to accrue, except that if such following Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate on the Notes will be equal to the sum of three month USD LIBOR plus 0.525%; provided that such interest rate shall at all times equal or exceed 0.875% per annum (the “Minimum Interest Rate”). The initial floating rate will be determined two London Business Days prior to August 7, 2013 based on three month USD LIBOR plus 0.525%. During the Floating Rate Period, the interest rate will be reset quarterly on each scheduled Floating Rate Interest Payment Date (the “Interest Reset Date”), and will be determined quarterly, two London Business Days prior to each Interest Reset Date. During the Floating Rate Period, interest will be computed and paid on a 30/360 basis (based upon the number of days elapsed in each month in a 360-day year of twelve 30-day months).

Filed Pursuant to Rule 433
Dated August 2, 2012
Registration Statement No. 333-178262

Plan of Distribution:

The Notes are being purchased by Barclays Capital Inc. (the “Underwriter”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.70% of the principal amount of the Notes.

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by accessing the links below. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847